Exhibit 10.2

STATE OF NORTH CAROLINA                     )
                                            )     SEVERANCE AGREEMENT
COUNTY OF WAKE                              )


         This Agreement is made this 18th day of May, 2000, by and between KONOVER PROPERTY TRUST, INC., a Maryland corporation (the "Company"), and WILLIAM H. NEVILLE ("Mr. Neville").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company (then known as "FAC Realty, Inc.") and Mr. Neville entered into that certain Employment Agreement dated as of September 8, 1997 (the "Employment Agreement"); and

         WHEREAS, the Employment Agreement provides for the employment of Mr. Neville by the Company through June 30, 2001, and Mr. Neville and the Company have agreed that Mr. Neville will retire and the parties will terminate their employment relationship prior to that date in an amicable and definitive manner; and

         WHEREAS, the terms of this Severance Agreement have been approved by the Board of Directors and Executive Compensation Committee of the Company;

         NOW, THEREFORE, for good and valuable consideration as prescribed herein, the Company and Mr. Neville agree to termination of their employment relationship in accordance with the terms set forth hereafter:

         1. Termination of Employment. The employment relationship between the parties will terminate as of June 2, 2000 (the "Effective Date").

         2. Compensation Continuation. The Company will continue to pay Mr. Neville his current base salary through the Effective Date, at intervals in accordance with the Company's current pay practices. All amounts paid to Mr. Neville will be subject to withholding of federal and state income and employment taxes, in accordance with United States and North Carolina laws. Unless otherwise determined by the Company, Mr. Neville will be entitled to no cash compensation from the Company in addition to the sums provided in this section and in Section 6.

         3. Stock Options. The options as to: 30,000 shares of the 50,000 shares of the Company's common stock granted to Mr. Neville pursuant to that Non-qualified Stock Option Agreement dated October 1, 1998 will be, and are fully vested as of the Effective Date, and the options may be exercised in full or in part thereafter by Mr. Neville or his estate at any time in accordance with their terms on or before May 30, 2001. The options as to the remaining 20,000 non-vested shares shall expire on the Effective Date. The convertible options as to: the 200,000 shares of the Company's common stock granted to Mr. Neville pursuant to that Non-qualified Stock Option Agreement dated November 11, 1998 are not vested and shall expire on the Effective Date.

         4. Restricted Stock. The 94,600 shares of restricted stock granted to Mr. Neville [held in the form of repurchase rights pursuant to the November 11, 1997 Individual Exchange Agreement ("Exchange Agreement")] between the Company and Mr. Neville shall be fully vested on the Effective Date. Should Mr. Neville elect to obtain the stock, he agrees to exercise his repurchase rights in compliance with the Exchange Agreement.

         5. 401(K). The Company confirms that under the retirement provision of the Company's 401(K) plan, if Mr. Neville leaves all of the funds currently in his account in place until age 59 1/2, the

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employer match portion of such account shall, on that date, be fully vested as to Mr. Neville. If Mr. Neville removes funds from his account prior to age 59 1/2, the employer match portion of such account shall be 20% vested.

         6. Sale of Interest in Sunset Investment, Inc. Mr. Neville agrees to sell his entire interest in Sunset Investment, Inc. for $10,000. The sale shall be completed on or before the Effective Date.

         7. Arbitration. If there is a dispute under this Agreement between Mr. Neville and the Company with respect to the subject matter and terms of this Agreement (including the applicability of this section), either party may submit that dispute to binding arbitration in Raleigh, North Carolina, under the rules of the American Arbitration Association then in effect for Raleigh, North Carolina, and pursuant to Chapter 1, Article 45A of the General Statutes of North Carolina which applies to this provision. The decision of the arbitrator(s) will be binding on all parties to the arbitration, and their heirs, successors, and assigns.

         8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the matters dealt with herein, and no agreements, representations, or statements of any party not contained herein shall be binding on that party. The Employment Agreement will terminate as of the Effective Date.

         9. Controlling Law. This Agreement is governed by and to be construed in accordance with the laws of the State of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.

         IN WITNESS WHEREOF, the Company and Mr. Neville have executed this Agreement under seal on the day and year first written above.

                                                                        (SEAL)
                                 --------------------------------------
                                 William H. Neville


                                 KONOVER PROPERTY TRUST, INC.


                                 By:
                                    -----------------------------------
                                     C. Cammack Morton, President & CEO

(CORPORATE SEAL)

ATTEST:

-------------------------------------
Secretary

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